Exhibit 99.1
G-III APPAREL GROUP, LTD.

For: G-III Apparel Group, Ltd.

Contact: Investor Relations
James Palczynski
(203) 682-8229
G-III Apparel Group, Ltd.
Wayne S. Miller, Chief Operating Officer
(212) 403-0500
G-III APPAREL GROUP, LTD. ANNOUNCES
THIRD QUARTER FISCAL 2010 RESULTS
— Third Quarter Net Income Per Share Grows to $1.87 from $1.68 in Prior Year’s Quarter —
— Company Raises Guidance for Fiscal 2010 Net Income Per Share to $1.31 — $1.35 from Previous
Guidance of $0.95-$1.05 —
New York, New York — December 2, 2009 — G-III Apparel Group, Ltd. (NasdaqGSM: GIII) today announced results for the three and nine month periods ended October 31, 2009.
For the three months ended October 31, 2009, net sales increased by 3.4% to $363.5 million from $351.6 million in the same quarter of last year. Net income for the three months ended October 31, 2009 increased by 12.2% to $32.3 million, or $1.87 per diluted share, compared to $28.8 million, or $1.68 per diluted share, in the prior year’s period.
For the nine months ended October 31, 2009, net sales increased by 12.3% to $607.0 million from $540.5 million in the same period last year. Net income for the nine months ended October 31, 2009 increased by 25.5% to $22.7 million, or $1.33 per diluted share, compared to $18.1 million, or $1.07 per diluted share, in the same period last year.
Morris Goldfarb, Chairman and Chief Executive Officer, said, “Over the course of this year, we have worked hard to design and deliver great product, make our operations even more efficient and position our business for continued success. Our year to date results were driven by strong increases in our dress businesses led by Calvin Klein, as well as the strong start from our new Calvin Klein sportswear business. “
Mr. Goldfarb continued, “We remain focused on diversifying our business and have invested to expand our capabilities and infrastructure for both the dress and sportswear categories, which we expect to be growth engines for us. We have taken advantage of our reach across every tier of distribution to seek out areas of strength in the market. We are taking market share, creating new opportunities and further developing both our licensed and company-owned brands.”

“As we look forward, in the short term, we expect a good finish to the fiscal year and a strong spring season for the first quarter of next year. Longer term, we believe that we have an excellent opportunity to accelerate our strategic development, particularly in regards to our newer categories of business. We believe that continuing our present path of development will lead to sales and earnings growth in fiscal 2011 and excellent value creation for our shareholders,” Mr. Goldfarb concluded.
Outlook
For the full fiscal 2010 year ending January 31, 2010, the Company has revised its guidance and now expects net sales of approximately $790 million, compared to its prior guidance of net sales of approximately $770 million, net income in the range of $23.0 million to $23.7 million, compared to its prior guidance of net income in the range of $16.6 million to $18.4 million, and diluted net income per share between $1.31 and $1.35, compared to its prior guidance of diluted net income per share between $0.95 and $1.05. The Company is also now forecasting EBITDA for the fiscal year ending January 31, 2010 to increase approximately 36% to 40% from fiscal 2009 to a range of approximately $49.8 to $51.3 million compared to its prior guidance of EBITDA in the range of $40.2 million to $43.2 million. EBITDA should be evaluated in light of the Company’s financial results prepared in accordance with US GAAP. A reconciliation of EBITDA to net income in accordance with US GAAP is included in a table accompanying the condensed financial statements in this release.
About G-III Apparel Group, Ltd.
G-III is a leading manufacturer and distributor of outerwear, dresses, sportswear and women’s suits under licensed brands, our own brands and private label brands. G-III has fashion licenses under the Calvin Klein, Sean John, Kenneth Cole, Cole Haan, Guess?, Jones New York, Jessica Simpson, Nine West, Ellen Tracy, Tommy Hilfiger, Enyce, Levi’s and Dockers brands and sports licenses with the National Football League, National Basketball Association, Major League Baseball, National Hockey League, Touch by Alyssa Milano and more than 100 U.S. colleges and universities. G-III sells outerwear and handbags under our own Andrew Marc and Marc New York brands and has licensed these brands for women’s footwear, men’s accessories, women’s handbags and men’s cold weather accessories. Our other owned brands include Marvin Richards, G-III, Jessica Howard, Eliza J., Black Rivet, Siena Studio, Tannery West, G-III by Carl Banks and Winlit. G-III works with a diversified group of retailers in developing product lines to be sold under their proprietary private labels. G-III also operates 121 retail stores, of which 118 are outlet stores operated under the Wilsons Leather name.

Statements concerning G-III’s business outlook or future economic performance, anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters are “forward-looking statements” as that term is defined under the Federal Securities laws. Forward-looking statements are subject to risks, uncertainties and factors which include, but are not limited to, reliance on licensed product, reliance on foreign manufacturers, risks of doing business abroad, the current economic and credit crisis, the nature of the apparel industry, including changing customer demand and tastes, customer concentration, seasonality, risks of operating a retail business; customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management, possible disruption from acquisitions and general economic conditions, as well as other risks detailed in G-III’s filings with the Securities and Exchange Commission. G-III assumes no obligation to update the information in this release.

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES
(NASDAQGSM:GIII)
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	10/31/09	10/31/08	10/31/09	10/31/08

Net sales	$363,540	$351,599	$607,029	$540,458

Cost of sales	237,912	239,080	409,371	381,520

Gross profit	125,628	112,519	197,658	158,938

Selling general and administrative expenses	66,738	58,937	150,817	118,625
Depreciation and amortization	1,303	1,900	4,091	5,255

Operating profit	57,587	51,682	42,750	35,058

Interest and financing charges, net	1,891	2,496	3,599	4,161

Income before income taxes	55,696	49,186	39,151	30,897

Income tax expense	23,393	20,350	16,443	12,801

Net income	$32,303	$28,836	$22,708	$18,096

Basic net income per common share	$1.93	$1.74	$1.36	$1.10

Diluted net income per common share	$1.87	$1.68	$1.33	$1.07

Weighted average shares outstanding:
Basic	16,770	16,526	16,740	16,507
Diluted	17,238	17,160	17,011	16,990

	At October 31,	At October 31,
Selected Balance Sheet Data (in thousands):	2009	2008

Cash	$16,633	$9,728
Working Capital	127,535	110,673
Inventory	127,087	131,028
Total Assets	464,417	472,629
Short-term Revolving Debt	167,815	170,659
Total Stockholders’ Equity	$187,631	$193,458

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES
RECONCILIATION OF EBITDA TO ACTUAL AND FORECASTED NET INCOME/(LOSS)
(In thousands)
(Unaudited)

	Forecasted Twelve Months	Actual Twelve Months
	Ending	Ended
	January 31, 2010	January 31, 2009

EBITDA, as defined	$49,800 - $51,300	$36,593

Goodwill impairment	—	31,202

Trademark impairment	—	2,321

Depreciation and amortization	5,400	6,947

Interest and financing charges, net	5,000	5,564

Income tax expense	16,400 - 17,200	4,588

Net income/(loss)	$23,000 - $23,700	$(14,029)

EBITDA is a “non-GAAP financial measure” which represents earnings before depreciation and amortization, interest and financing charges, net, and income tax expense. EBITDA is being presented as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry. EBITDA should not be construed as an alternative to net income as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities as a measure of the Company’s liquidity, as determined in accordance with generally accepted accounting principles.